Exhibit 23.4
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Amendment No. 1 to this Registration Statement of U-Store-It Trust on Form S-l1 (File No. 333-128261) of our reports dated July 29, 2005, August 5, 2005, August 31, 2005, and September 2, 2005 related to the Summary of Historical Information Relating to Operating Revenues and Certain Operating Expenses for Selected Storage Facilities of Ford Storage, A-l Storage, Clifton Storage and Texas Storage Portfolio, respectively for the year ended December 31, 2004, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ The Schonbraun McCann Group, LLC

Roseland, New Jersey
September 21, 2005